Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 23, 2016

Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece

Re:	Top Ships Inc.
Ladies and Gentlemen:
We have acted as counsel to Top Ships Inc. (the "Company") in connection with the Company's registration statement on Form F-3 (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on November 23, 2016, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $200,000,000 of securities, which may include shares of common stock, par value $0.01 per share, of the Company (the "Common Shares") (including the related Series A preferred stock purchase rights (the "Preferred Stock Purchase Rights")), shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights") and units comprised of any of the foregoing securities (the "Units" and, together with the Common Shares, the Preferred Stock Purchase Rights, the Preferred Shares, the Debt Securities, the Warrants, the Rights and the Purchase Contracts, the "Primary Securities") and (ii) 2,000,000 Common Shares to be offered by certain selling shareholders (the "Secondary Securities" and, together with the Primary Securities, the "Securities").
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the Stockholders Rights Agreement dated September 22, 2016 (the "Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:
   1. the Common Shares, Preferred Shares, and any Common Shares or Preferred Shares underlying the Warrants, Units or Rights constituting Primary Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the Common Shares and Preferred Shares will be validly issued, fully paid and non-assessable;

2. the Debt Securities, when the applicable indenture relating to such debt securities (the "Indenture") has been duly qualified and the Company has taken all necessary action to approve the issuance and terms of the Debt Securities and the terms of the offerings thereof and related matters and the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein, the Debt Securities will be legally issued;

3. the Warrants, the Rights and the Units (together the "Subscription Securities"), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued;

4. the Secondary Securities have been duly authorized and when issued under the terms of the Securities Purchase Agreement dated November 22, 2016 and the Statement of Designations of the Series B Convertible Preferred Stock, as described in the Prospectus, will be validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York: (i) the Preferred Stock Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement; and (ii) the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Purchase Contracts, the Rights and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company.
This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP